EXHIBIT 99.1
RICHMOND MUTUAL BANCORPORATION, INC. ANNOUNCES 2025 FIRST QUARTER FINANCIAL RESULTS
RICHMOND, INDIANA (April 24, 2025) – Richmond Mutual Bancorporation, Inc., a Maryland corporation (the “Company”) (NASDAQ: RMBI), parent company of First Bank Richmond (the “Bank”), today announced net income of $2.0 million, or $0.20 diluted earnings per share, for the first quarter of 2025, compared to net income of $2.5 million, or $0.24 diluted earnings per share, for the fourth quarter of 2024, and net income of $2.4 million, or $0.23 diluted earnings per share, for the first quarter of 2024. The provision for credit losses totaled $731,000 for the first quarter of 2025, compared to a provision for credit losses of $196,000 and $183,000 for the fourth and first quarters of 2024, respectively. The increase in provision was primarily due to growth in the commercial loan portfolios, which carry higher estimated loss rates. The Company recorded a one-time pre-tax expense of $246,000 during the first quarter of 2025 related to the completion of contract negotiations with its core provider, which had the effect of reducing diluted earnings per share by $0.02 for the current quarter.
President’s Comments

Garry Kleer, Chairman, President, and Chief Executive Officer, commented, “The first quarter of 2025 saw improvement in our net interest margin compared to the prior quarters. Credit quality continues to remain strong. We expect the economic road in 2025 to have its share of bumps, and therefore we are approaching it with the same steady, careful mindset that has served us well over the years. We are focused on keeping our balance sheet strong, managing risk, and staying close to our customers and communities. While challenges remain, we are confident that our disciplined approach will continue to create long-term value for our shareholders.”

First Quarter Performance Highlights:
•Assets totaled $1.5 billion at both March 31, 2025 and December 31, 2024.
•Loans and leases, net of allowance for credit losses, totaled $1.2 billion at both March 31, 2025 and December 31, 2024.
•Nonperforming loans and leases totaled $7.0 million, or 0.59% of total loans and leases, at March 31, 2025, compared to $6.8 million, or 0.58% of total loans and leases, at December 31, 2024.
•The allowance for credit losses totaled $16.1 million, or 1.35% of total loans and leases outstanding, at March 31, 2025, compared to $15.8 million, or 1.34% of total loans and leases outstanding, at December 31, 2024.
•A provision for credit losses of $731,000 was recorded in the quarter ended March 31, 2025, compared to $196,000 and $183,000 in the quarters ended December 31, 2024 and March 31, 2024, respectively. The increase in provision was primarily due to growth in the commercial loan portfolios, which carry higher estimated loss rates.
•The Company recorded a one-time pre-tax expense of $246,000 during the first quarter of 2025 related to the completion of contract negotiations with its core provider, which had the effect of reducing diluted earnings per share by $0.02 for the current quarter.
•Deposits totaled $1.1 billion at March 31, 2025 and December 31, 2024. At March 31, 2025, noninterest-bearing deposits totaled $103.4 million or 9.3% of total deposits, compared to $110.1 million or 10.1% of total deposits at December 31, 2024.
•Stockholders’ equity totaled $130.9 million at March 31, 2025, compared to $132.9 million at December 31, 2024. The Company’s equity to assets ratio was 8.60% at March 31, 2025.
•Book value per share and tangible book value per share were $12.48 at March 31, 2025, compared to $12.29 per share at December 31, 2024.
•Net interest income increased $392,000, or 4.0%, to $10.3 million for the three months ended March 31, 2025, compared to $9.9 million for the prior quarter, and increased $425,000, or 4.3%, from $9.8 million for the comparable quarter in 2024.
•Annualized net interest margin was 2.79% for the current quarter, compared to 2.70% in the preceding quarter and 2.74% for the comparable quarter in 2024.
•The Company repurchased 324,696 shares of common stock at an average price of $13.04 per share during the quarter ended March 31, 2025.
•The Bank’s Tier 1 capital to total assets was 10.68%, well in excess of all regulatory requirements at March 31, 2025.

Income Statement Summary
Net interest income before the provision for credit losses increased $392,000, or 4.0%, to $10.3 million in the first quarter of 2025, compared to $9.9 million in the fourth quarter of 2024, and increased $425,000, or 4.3%, from $9.8 million in the first quarter of 2024. The increase from the fourth quarter of 2024 was due to a 13 basis point increase in the average interest rate spread, partially offset by an $8.3 million decrease in average net earning assets. The increase from the comparable quarter in 2024 was due to a six basis point increase in the average interest rate spread, partially offset by an $8.0 million decrease in average net earning assets. From September 18, 2024 through the end of 2024, the Federal Open Market Committee of the Federal Reserve System reduced the target range for the federal funds rate by a total of 100 basis points to a range of 4.25% to 4.50%, where it remained at March 31, 2025. This series of decreases contributed to a slightly lower cost of interest-bearing deposits and borrowings, which typically have shorter durations and re-price or reset faster than assets.
Interest income increased $198,000, or 1.0%, to $20.9 million during the quarter ended March 31, 2025, compared to $20.7 million during the quarter ended December 31, 2024, and increased $1.4 million, or 7.0%, compared to $19.5 million during the quarter ended March 31, 2024.

Interest income on loans and leases increased $310,000, or 1.7%, to $18.8 million for the quarter ended March 31, 2025 compared to $18.5 million in the fourth quarter of 2024, due to a $25.3 million increase in the average balance of loans and leases, partially offset by a three basis point decrease in the average yield earned on loans and leases to 6.36%. Interest income on loans and leases increased $1.5 million, or 8.8%, in the first quarter of 2025 compared to the first quarter of 2024, due to a $55.1 million increase in the average balance of loans and leases and a 23 basis point increase in the average yield earned as new loans and leases were originated at higher rates and variable rate loans adjusted upward due to the overall higher interest rate environment.

Interest income on investment securities, excluding FHLB stock, increased $11,000, or 0.7%, to $1.7 million during the quarter ended March 31, 2025, compared to the quarter ended December 31, 2024, and decreased $144,000, or 8.0%, from the comparable quarter in 2024. The increase compared to the fourth quarter of 2024 was due to a six basis point increase in the average yield earned on investment securities, partially offset by a $5.1 million decrease in the average balance. The decrease compared to the first quarter of 2024 was due to a $21.9 million decrease in the average balance of investment securities due to proceeds from maturities and paydowns of investment securities during 2024 being used to fund loan growth, and a one basis point decrease in the average yield earned on investment securities. Dividends on FHLB stock increased $27,000, or 9.5%, to $311,000 during the quarter ended March 31, 2025 compared to the quarter ended December 31, 2024, due to a 78 basis point increase in average yield on FHLB stock, and decreased $13,000, or 4.0%, compared to the quarter ended March 31, 2024, due to a 49 basis point decrease in the average yield on FHLB stock, partially offset by a $177,000 increase in the average balance.

Interest income on cash and cash equivalents decreased $151,000, or 53.5%, to $131,000 during the quarter ended March 31, 2025, compared to the quarter ended December 31, 2024, and decreased $8,000, or 6.1%, compared to the quarter ended March 31, 2024. The decrease in interest income on cash and cash equivalents in the first quarter of 2025 from the fourth quarter of 2024 was due to a 71 basis point decrease in the average yield along with a decrease of $11.3 million in the average balance. The decrease in interest income on cash and cash equivalents in the first quarter of 2025 from the first quarter of 2024 was due to a 31 basis point decrease in the average yield, partially offset by a $273,000 increase in the average balance of cash and cash equivalents.

Interest expense decreased $194,000, or 1.8%, to $10.6 million for the quarter ended March 31, 2025 compared to the quarter ended December 31, 2024, and increased $933,000, or 9.6%, compared to the quarter ended March 31, 2024. Interest expense on deposits decreased $508,000, or 6.1%, to $7.8 million for the quarter ended March 31, 2025, compared to the previous quarter and increased $779,000, or 11.0%, from the comparable quarter in 2024. The decrease from the previous quarter was primarily due to a 16 basis point decrease in the average rate paid on interest-bearing deposits and a $13.2 million decrease in the average balance. The increase from the comparable quarter in 2024 was due to an increase of $44.2 million in average balance of, and an 18 basis point increase in the average rate paid on, interest-bearing deposits. The average rate paid on interest-bearing deposits was 3.17% for the quarter ended March 31, 2025, compared to 3.33% and 2.99% for the quarters ended December 31, 2024 and March 31, 2024, respectively.

Interest expense on FHLB borrowings increased $314,000, or 12.8%, to $2.8 million for the first quarter of 2025 compared to the previous quarter and increased $154,000, or 5.9%, from the comparable quarter in 2024. The increase from the previous quarter was primarily due to a $30.4 million increase in the average balance of FHLB borrowings. The increase from the comparable quarter in 2024 was primarily due to a 26 basis point increase in the average rate paid on FHLB borrowings. The average balance of FHLB borrowings totaled $274.7 million during the quarter ended March 31, 2025, compared to $244.2 million and $277.2 million for the quarters ended December 31, 2024 and March 31, 2024, respectively. The average rate paid on FHLB borrowings was 4.03% for the quarter ended March 31, 2025, 4.01% for the quarter ended December 31, 2024, and 3.77% for the first quarter of 2024.

Annualized net interest margin increased to 2.79% for the first quarter of 2025, compared to 2.70% for the fourth quarter of 2024 and 2.74% for the first quarter of 2024. The increase in the net interest margin for the first quarter of 2025 compared to the fourth quarter of 2024 was primarily due to decreases in the rate paid on interest-bearing liabilities and increases in the average balances of our interest-earning assets, while the increase from the first quarter of 2024 was primarily due to the yield on interest-earning assets increasing faster than the rates paid on interest-bearing liabilities.

A provision for credit losses of $731,000 was recognized in the first quarter of 2025, compared to a provision for credit losses of $196,000 for the quarter ended December 31, 2024, and a provision for credit losses of $183,000 for the quarter ended March 31, 2024. The increase in the provision was primarily due to increased loan growth in our commercial loan portfolios, which carry a higher estimated loss rate. Net charge-offs during the first quarter of 2025 were $395,000, compared to net charge-offs of $286,000 during the fourth quarter of 2024 and net charge-offs of $324,000 in the first quarter of 2024.

Noninterest income decreased $30,000, or 2.5%, to $1.2 million for the quarter ended March 31, 2025 compared to the quarter ended December 31, 2024, and increased $33,000, or 3.0%, from the comparable quarter in 2024. The decrease in noninterest income in the first quarter of 2025 from the fourth quarter of 2024 primarily resulted from decreases in card fee income and net gains on loan and lease sales. Card fee income decreased $45,000, or 13.1%, to $298,000 for the quarter ended March 31, 2025, compared the fourth quarter of 2024, primarily due to seasonal holiday fluctuations and contract income from our credit card provider recognized in the fourth quarter of 2024. Net gains on loan and lease sales decreased $39,000, or 28.9%, to $95,000 for the quarter ended March 31, 2025, compared to the fourth quarter of 2024, primarily due to reduced mortgage banking activity. Service charges on deposit accounts decreased $35,000, or 10.5%, to $296,000 for the first quarter of 2025 as compared to the prior quarter. These decreases were partially offset by an increase in other income and an increase in loan and lease servicing fees in the quarter ended March 31, 2025. Other income increased $59,000, or 19.4%, to $360,000 for the quarter ended March 31, 2025 as compared to the prior quarter due to increased wealth management income as a result of higher assets under management and increased client activity. Loan and lease servicing fees increased $30,000, or 36.6%, to $112,000 for the first quarter of 2025 as compared to the prior quarter due to increased loan participation income. The increase in noninterest income from the comparable quarter in 2024 was primarily due to an increase in other income and service charges on deposit accounts, partially offset by decreases in net gains on loan and lease sales and loan and lease servicing fees. Other income increased $41,000, or 12.9%, to $360,000 for the quarter ended March 31, 2025, compared to the comparable quarter in 2024 due to increased wealth management income. Service charges on deposit accounts increased $23,000, or 8.4%, for the quarter ended March 31, 2025 compared to the comparable quarter in 2024, primarily due to year-over-year deposit growth. Net gains on loan and lease sales decreased $24,000, or 20.3%, compared to the same quarter in 2024 due to reduced mortgage banking activity. Loan and lease servicing fees decreased $15,000, or 11.7%, in the first quarter of 2025 from the comparable quarter in 2024.

Total noninterest expense increased $446,000, or 5.6%, to $8.4 million for the three months ended March 31, 2025, compared to the fourth quarter of 2024, and increased $315,000, or 3.9%, compared to the same period in 2024. Salaries and employee benefits increased $191,000, or 4.2%, to $4.7 million for the quarter ended March 31, 2025, compared to the fourth quarter of 2024, and increased $138,000 compared to the quarter ended March 31, 2024. The increase in salaries and benefits in the first quarter of 2025 from the fourth and first quarters of 2024 was primarily due to annual merit increases. Other expenses increased $208,000, or 23.5%, in the first quarter of 2025 compared to the prior quarter, and increased $118,000, or 12.1%, compared to the same quarter of 2024. The increase in other expenses in the first quarter of 2025 from the fourth and first quarters of 2024 primarily was due to one-time expenses associated with contract negotiations with our core provider. The renegotiated agreement is expected to generate meaningful cost savings over the new contract term. As part of the renewal, the Company reduced costs on existing services while adding new products to enhance efficiency and customer experience, decreasing the Company's reliance on third-party services. Legal and professional fees increased $85,000, or 19.2%, in the first quarter of 2025 compared to the prior quarter, and increased $98,000, or 22.7%, compared to the same quarter of 2024. Deposit insurance expense decreased $29,000, or 7.8%, for the quarter ended March 31, 2025, compared to the fourth quarter of 2024, and decreased $64,000, or 15.9%, from the comparable quarter in 2024 primarily due to changes in the asset and deposit mix. Data processing fees decreased $33,000, or 3.6%, to $902,000 for the quarter ended March 31, 2024 compared to the fourth quarter of 2024 primarily due to decreased software and core provider expenses.

Income tax expense decreased $111,000 during the three months ended March 31, 2025 compared to the quarter ended December 31, 2024, and decreased $4,000 compared to the quarter ended March 31, 2024. The effective tax rate for the first quarter of 2025 was 15.0% compared to 15.7% in the fourth quarter of 2024, and 12.9% in the first quarter a year ago. The increase in the effective tax rate as compared to the first quarter of 2024 was primarily due to the expiration and write-off of certain charitable contribution carryforwards.

Balance Sheet Summary

Total assets increased $17.9 million, or 1.2%, to $1.5 billion at March 31, 2025 as compared to December 31, 2024. The increase was primarily the result of a $17.0 million, or 1.5%, increase in loans and leases, net of allowance for credit losses, to $1.2 billion, partially offset by a $2.7 million, or 1.0%, decrease in investment securities to $259.0 million at March 31, 2025.

The increase in loans and leases was attributable to an increase in multi-family, commercial mortgage, and commercial and industrial loans of $25.6 million, $15.8 million and $10.2 million, respectively. These increases were partially offset by a $32.6 million decrease in construction and development loans.
Nonperforming loans and leases, consisting of nonaccrual loans and leases and accruing loans and leases more than 90 days past due, totaled $7.0 million, or 0.59% of total loans and leases, at March 31, 2025, compared to $6.8 million, or 0.58%, at December 31, 2024. Accruing loans past due more than 90 days totaled $1.7 million at both March 31, 2025 and December 31, 2024.
The allowance for credit losses on loans and leases increased $287,000, or 1.8%, to $16.1 million at March 31, 2025 from $15.8 million at December 31, 2024. At March 31, 2025, the allowance for credit losses on loans and leases totaled 1.35% of total loans and leases outstanding, compared to 1.34% at December 31, 2024. Net charge-offs during the first quarter of 2025 were $395,000 compared to net charge-offs of $324,000 during the comparable quarter of 2024.
Management regularly analyzes conditions within its geographic markets and evaluates its loan and lease portfolio. The Company evaluated its exposure to potential credit losses as of March 31, 2025, which included consideration of a potential recession due to inflation, stock market volatility, and overall geopolitical tensions. Credit metrics are being reviewed and stress testing is being performed on the loan portfolio on an ongoing basis.

Investment securities decreased $2.7 million, or 1.0%, to $259.0 million at March 31, 2025, compared to $261.7 million at December 31, 2024. Investment securities decreased primarily due to $5.1 million in maturities and principal repayments being used to fund loan growth.
Total deposits increased $11.7 million, or 1.1%, to $1.1 billion at March 31, 2025, compared to December 31, 2024. The increase in deposits from December 31, 2024 primarily was due to an increase in brokered time deposits of $7.2 million, which were used to fund loan demand, retail (non-brokered) time deposits of $4.2 million, and interest-bearing demand deposits of $6.9 million, partially offset by a decrease in noninterest-bearing accounts of $6.8 million. Brokered time deposits totaled $264.8 million, or 23.9% of total deposits, at March 31, 2025, compared to $257.6 million, or 23.5% of total deposits at December 31, 2024. Noninterest-bearing demand deposits totaled $103.4 million at March 31, 2025 compared to $110.1 million at December 31, 2024, and totaled 9.3% of total deposits at March 31, 2025. Management attributes the shift in funds from transaction accounts to retail certificates of deposit to customers taking advantage of higher rates being paid on time deposits as a result of interest rate hikes enacted by the Federal Reserve.

As of March 31, 2025, approximately $243.0 million of our deposit portfolio, or 22.0% of total deposits, excluding collateralized public deposits, was uninsured. The uninsured amounts are estimated based on the methodologies and assumptions used for First Bank Richmond’s regulatory reporting requirements.

Stockholders’ equity totaled $130.9 million at March 31, 2025, a decrease of $1.9 million, or 1.5%, from December 31, 2024. The decrease in stockholders’ equity primarily was the result of the payment of $1.5 million in dividends to Company stockholders and the repurchase of $4.2 million of Company common stock, partially offset by net income of $2.0 million and a $1.3 million decrease in accumulated other comprehensive loss as a result of improved fair values in the Company’s available-for-sale investment portfolio, resulting from a reduction in market rates of interest.

During the quarter ended March 31, 2025, the Company repurchased a total of 324,696 shares of Company common stock at an average price of $13.04 per share. As of March 31, 2025, the Company had approximately 148,248 shares available for repurchase under its existing stock repurchase program. Subsequent to quarter end, the Company repurchased an additional 48,258 shares.

About Richmond Mutual Bancorporation, Inc.
Richmond Mutual Bancorporation, Inc., headquartered in Richmond, Indiana, is the holding company for First Bank Richmond, a community-oriented financial institution offering traditional financial and trust services within its local communities through its eight locations in Richmond, Centerville, Cambridge City and Shelbyville, Indiana, its five locations in Sidney, Piqua and Troy, Ohio, and its loan production office in Columbus, Ohio.
FORWARD-LOOKING STATEMENTS:

This document and other filings by the Company with the Securities and Exchange Commission (the "SEC"), as well as press releases or other public or stockholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations, and business of the Company, (ii) statements about the Company's plans, objectives, expectations, and intentions and other statements that are not historical facts, and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends," or similar expressions that are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current beliefs and expectations of the Company's management and are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond the Company's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. When considering forward-looking statements, keep in mind these risks and uncertainties. Undue reliance should not be placed on any forward-looking statement, which speaks only as of the date made.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: adverse economic conditions in our local market areas or other markets where we have lending relationships; employment levels, labor shortages, and the effects of inflation, a recession, or slowed economic growth; changes in the interest rate environment, including the increases and decreases in the Federal Reserve benchmark rate and duration at which such interest rate levels are maintained, which could adversely affect our revenues and expenses, the value of assets and obligations, and the availability and cost of capital and liquidity; the impact of inflation and the current and future monetary policies of the Federal Reserve in response thereto; the effects of any federal government shutdown; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; legislative changes; changes in policies by regulatory agencies; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses on loans and leases; the Company’s ability to access cost-effective funding, including maintaining the confidence of depositors; fluctuations in real estate values and both residential and commercial real estate market conditions; competitive pressures among depository institutions, including repricing and competitors’ pricing initiatives, and their impact on our market position, loan, and deposit products; changes in management’s business strategies, including expectations regarding key growth initiatives and strategic priorities; changes in the regulatory and tax environments in which the Company operates; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; the potential for new or increased tariffs, trade restrictions, or geopolitical tensions that could affect economic activity or specific industry sectors; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, civil unrest, and other external events on our business; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other reports filed with or furnished to the Securities and Exchange Commission - that are available on our website at www.firstbankrichmond.com and on the SEC’s website at www.sec.gov.
The factors listed above could materially affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Financial Highlights (unaudited)

	Three Months Ended
SELECTED OPERATIONS DATA:	March 31, 2025	December 31, 2024	March 31, 2024
(In thousands, except for per share amounts)

Interest income	$20,868	$20,670	$19,510
Interest expense	10,610	10,804	9,677
Net interest income	10,258	9,866	9,833

Provision for credit losses	731	196	183
Net interest income after provision for credit losses	9,527	9,670	9,650
Noninterest income	1,162	1,192	1,129
Noninterest expense	8,373	7,926	8,058
Income before income tax expense	2,316	2,936	2,721
Income tax provision	348	460	352

Net income	$1,968	$2,476	$2,369

Shares outstanding	10,490	10,815	11,116
Average shares outstanding:
Basic	9,841	10,009	10,160
Diluted	10,084	10,255	10,230
Earnings per share:
Basic	$0.20	$0.25	$0.23
Diluted	$0.20	$0.24	$0.23

SELECTED FINANCIAL CONDITION DATA:	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
(In thousands, except for per share amounts)

Total assets	$1,522,792	$1,504,875	$1,492,550	$1,495,141	$1,487,671
Cash and cash equivalents	27,032	21,757	19,570	19,019	20,290
Interest-bearing time deposits	300	300	300	—	—
Investment securities	259,033	261,690	271,304	271,997	281,006
Loans and leases, net of allowance for credit losses	1,175,833	1,158,879	1,140,969	1,140,579	1,123,194
Loans held for sale	388	1,093	220	370	85
Premises and equipment, net	12,779	12,922	13,018	13,115	13,212
Federal Home Loan Bank stock	13,907	13,907	13,907	13,907	13,907
Other assets	33,520	34,327	33,262	36,154	35,977
Deposits	1,105,662	1,093,940	1,089,094	1,100,085	1,069,642
Borrowings	274,000	265,000	252,000	252,000	273,000
Total stockholder’s equity	130,932	132,872	140,027	131,110	132,391

Book value (GAAP)	$130,932	$132,872	$140,027	$131,110	$132,391
Tangible book value (non-GAAP)	130,932	132,872	140,027	131,110	132,391
Book value per share (GAAP)	12.48	12.29	12.79	11.90	11.91
Tangible book value per share (non-GAAP)	12.48	12.29	12.79	11.90	11.91

The following table summarizes information relating to our loan and lease portfolio at the dates indicated:

(In thousands)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024

Commercial mortgage	$387,516	$371,705	$348,473	$356,250	$338,434
Commercial and industrial	136,524	126,367	126,591	127,160	123,661
Construction and development	99,953	132,570	140,761	139,588	165,063
Multi-family	211,485	185,864	183,778	174,251	153,719
Residential mortgage	172,614	172,644	172,873	175,059	171,050
Home equity	18,115	16,826	15,236	13,781	12,146
Direct financing leases	146,067	148,102	147,057	148,173	152,468
Consumer	20,243	21,218	22,608	22,782	23,004

Total loans and leases	$1,192,517	$1,175,296	$1,157,377	$1,157,044	$1,139,545

The following table summarizes information relating to our deposits at the dates indicated:

(In thousands)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024

Noninterest-bearing demand	$103,353	$110,106	$98,522	$102,796	$108,805
Interest-bearing demand	142,203	135,310	136,263	144,769	153,460
Savings and money market	301,427	301,311	283,848	283,538	255,634
Non-brokered time deposits	293,892	289,626	290,874	281,505	260,451
Brokered time deposits	264,787	257,587	279,587	287,477	291,292

Total deposits	$1,105,662	$1,093,940	$1,089,094	$1,100,085	$1,069,642

Average Balances, Interest and Average Yields/Cost. The following tables set forth for the periods indicated, information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spread, net interest margin (otherwise known as net yield on interest-earning assets), and the ratio of average interest-earning assets to average interest-bearing liabilities. Average balances have been calculated using daily balances. Non-accruing loans have been included in the table as loans carrying a zero yield. Loan fees are included in interest income on loans and are not material.

	Three Months Ended March 31,
	2025			2024
	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans and leases receivable	$1,180,647	$18,774	6.36%	$1,125,586	$17,251	6.13%
Securities	262,089	1,652	2.52%	284,002	1,796	2.53%
FHLB stock	13,907	311	8.95%	13,730	324	9.44%
Cash and cash equivalents and other	14,121	131	3.71%	13,848	139	4.02%
Total interest-earning assets	1,470,764	20,868	5.68%	1,437,166	19,510	5.43%
Non-earning assets	40,016			42,052
Total assets	1,510,780			1,479,218

Interest-bearing liabilities:
Savings and money market accounts	304,482	1,723	2.26%	259,198	1,379	2.13%
Interest-bearing checking accounts	134,461	323	0.96%	148,126	382	1.03%
Certificate accounts	550,425	5,798	4.21%	537,894	5,304	3.95%
Borrowings	274,667	2,766	4.03%	277,220	2,612	3.77%
Total interest-bearing liabilities	1,264,035	10,610	3.36%	1,222,438	9,677	3.17%
Noninterest-bearing demand deposits	99,236			108,577
Other liabilities	13,733			14,676
Stockholders’ equity	133,776			133,527
Total liabilities and stockholders’ equity	1,510,780			1,479,218

Net interest income		$10,258			$9,833
Net earning assets	$206,729			$214,728

Net interest rate spread(1)			2.32%			2.26%
Net interest margin(2)			2.79%			2.74%
Average interest-earning assets to average interest-bearing liabilities	116.35%			117.57%
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(1)Net interest rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest bearing liabilities.
(2)Net interest margin represents net interest income divided by average total interest-earning assets.

	At and for the Three Months Ended
Selected Financial Ratios and Other Data:	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Performance ratios:
Return on average assets(1)	0.52%	0.66%	0.66%	0.55%	0.64%
Return on average equity(1)	5.89%	7.23%	7.36%	6.42%	7.10%
Yield on interest-earning assets	5.68%	5.66%	5.57%	5.53%	5.43%
Rate paid on interest-bearing liabilities	3.36%	3.47%	3.48%	3.37%	3.17%
Average interest rate spread	2.32%	2.19%	2.09%	2.16%	2.26%
Net interest margin(1)(2)	2.79%	2.70%	2.60%	2.64%	2.74%
Operating expense to average total assets(1)	2.22%	2.11%	2.15%	2.17%	2.18%
Efficiency ratio(3)	73.31%	71.68%	74.51%	75.48%	73.51%
Average interest-earning assets to average interest-bearing liabilities	116.35%	117.25%	116.71%	116.33%	117.57%
Asset quality ratios:
Non-performing assets to total assets(4)	0.46%	0.45%	0.45%	0.52%	0.47%
Non-performing loans and leases to total gross loans and leases(5)	0.59%	0.58%	0.58%	0.67%	0.61%
Allowance for credit losses to non-performing loans and leases(5)	229.90%	232.99%	235.89%	206.30%	228.36%
Allowance for credit losses to total loans and leases	1.35%	1.34%	1.36%	1.37%	1.39%
Net charge-offs to average outstanding loans and leases during the period(1)	0.13%	0.10%	0.15%	0.16%	0.12%
Capital ratios:
Equity to total assets at end of period	8.60%	8.83%	9.38%	8.77%	8.90%
Average equity to average assets	8.85%	9.12%	8.98%	8.58%	9.03%
Common equity tier 1 capital (to risk weighted assets)(6)	12.79%	12.98%	13.10%	12.96%	12.89%
Tier 1 leverage (core) capital (to adjusted tangible assets)(6)	10.68%	10.75%	10.73%	10.65%	10.67%
Tier 1 risk-based capital (to risk weighted assets)(6)	12.79%	12.98%	13.10%	12.96%	12.89%
Total risk-based capital (to risk weighted assets)(6)	14.04%	14.23%	14.35%	14.21%	14.14%
Other data:
Number of full-service offices	12	12	12	12	12
Full-time equivalent employees	171	173	171	182	178
(1)Annualized
(2)Net interest income divided by average interest-earning assets.
(3)Total noninterest expenses as a percentage of net interest income and total noninterest income.
(4)Non-performing assets consist of nonaccrual loans and leases, accruing loans and leases more than 90 days past due and foreclosed assets.
(5)Non-performing loans and leases consist of nonaccrual loans and leases and accruing loans and leases more than 90 days past due.
(6)Capital ratios are for First Bank Richmond.

Contacts
Richmond Mutual Bancorporation, Inc.
Garry D. Kleer, Chairman, President, and Chief Executive Officer
Bradley M. Glover, SVP/Chief Financial Officer
(765) 962-2581